Exhibit 99.1

Discovery Labs to Acquire Laureate Pharma’s Manufacturing Operation in Totowa, N.J.

Represents strategic decision to control manufacturing of Surfaxin® and SRT pipeline

Warrington, PA — December 28, 2005 — Discovery Laboratories, Inc. (Nasdaq: DSCO) has entered into an agreement to acquire the manufacturing operations of Laureate Pharma, Inc. (a wholly-owned subsidiary of Safeguard Scientifics, Inc.) in Totowa, New Jersey for $16 million. The acquisition is intended to provide Discovery with operational control and improved economics for the potential commercial and clinical production of Discovery’s lead product, Surfaxin®, and its pipeline of precision-engineered Surfactant Replacement Therapy (SRT) products. The transaction is expected to close by year end, subject to customary closing conditions, and the acquired manufacturing operations will thereafter be dedicated to Discovery’s programs.

Discovery will host a conference call next week, on Wednesday, January 4, 2006 at 10:00 AM EST, to discuss this strategic transaction and other Company updates. The call-in number is 866-332-5218.

Robert J. Capetola, Ph.D., President and Chief Executive Officer of Discovery, commented, “We are preparing our organization for the anticipated approval of Surfaxin in April 2006 and its commercial launch in the second quarter. We believe our Surfactant Replacement Therapy pipeline, with Surfaxin as the cornerstone, holds the promise to revolutionize the treatment of respiratory diseases and it is strategically important to control key operations of a pharmaceutical business - from the conduct of clinical trials to the quality of manufacturing to commercializing our products. We have an established development, clinical and regulatory infrastructure and we expect to complete the build of our United States commercial sales organization by the second quarter of 2006. With this manufacturing acquisition, we believe we will have secured the key strategic operations for Discovery to become a fully-integrated biotechnology company.

“During 2005, the Laureate Totowa facility was essentially a dedicated Surfaxin operation. Together with Laureate, we have invested in resources, facilities and quality systems to prepare a cGMP-compliant operation for the anticipated FDA approval of Surfaxin. Discovery’s management has a thorough understanding of the facility’s operations and believes the transition to a Discovery-owned and dedicated facility will be accomplished in a timely, effective manner. So, this acquisition was a logical way to implement our long-term manufacturing strategy. Importantly, for the continued development of our SRT portfolio, specifically life cycle management of Surfaxin for new indications, potential formulation enhancements, and expansion of our aerosol SRT products beginning with Aerosurf™, we believe we gain flexibility and improved economics by managing our own operations.”

Laureate’s Totowa, NJ operation is located in approximately 21,000 square feet of leased pharmaceutical manufacturing and development space that is specifically designed for the production of sterile pharmaceuticals in compliance with current Good Manufacturing Practice (cGMP) requirements. There are approximately 25 personnel that are qualified in sterile pharmaceutical manufacturing and currently employed at the operations. Since 1997, over $20 million has been invested into the development of this sterile manufacturing facility including specialized engineering enhancements and equipment. In October 2003, Discovery and Laureate entered into a contract manufacturing arrangement, whereby Discovery’s Surfaxin manufacturing know-how and dedicated equipment was transferred to this facility. Transfer of the Surfaxin manufacturing process was completed in 2004 and, since that time, the facility has been predominantly dedicated to Surfaxin and the support of regulatory compliance requirements for Discovery’s manufacturing operations. In January 2005, as part of the review of the Surfaxin New Drug Application, the FDA issued a Form 483 to Laureate, citing inspectional observations related to basic quality controls, process assurances and documentation requirements that support the commercial production process necessary to comply with cGMPs. To address the inspectional observations, Discovery and Laureate have implemented improved quality systems and documentation controls believed to support the FDA’s regulatory requirements for the approval of Surfaxin.

Effective December 27, 2005, Discovery and Laureate Pharma, Inc. entered into an asset purchase agreement that provides for Discovery’s purchase of Laureate’s Totowa operations. Certain key terms and items related to the transaction include:

•	Discovery will pay Laureate $16 million in cash at closing.

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The approximately 21,000 square foot facility is currently leased by Laureate, and Discovery will receive an assignment of the existing lease, with a lease term expiring in December 2014. The lease is subject to customary terms and conditions and contains an early termination option, first beginning in December 2009. The early termination option can only be exercised by the landlord upon a minimum of two years prior notice and payment of significant early termination amounts to Discovery.

•	At closing, Discovery will employ a majority of the approximately 25 personnel that are qualified in sterile pharmaceutical manufacturing and currently employed at the operations.

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Related to the payment of the purchase price and other costs and expenses associated with the transaction, Discovery anticipates taking an estimated $17 million charge to research and development expense for the fourth quarter of 2005.

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To provide for additional formulation and aerosol development capabilities related to its future SRT pipeline plans, Discovery intends in 2006 to make additional investments of approximately $5 million in the manufacturing operations.

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At closing, the Totowa manufacturing operations will be managed by Mr. Charles F. Katzer, Discovery’s newly appointed Senior Vice President, Manufacturing Operations and the site quality operations will be managed by Mr. Gerald J. Orehostky, recently appointed Vice President of Quality Operations for Discovery. A separate press release announcing these appointments was issued on December 28, 2005.

Discovery’s lead product, Surfaxin, for the prevention of Respiratory Distress Syndrome (RDS) in premature infants, has received an Approvable Letter from the FDA and is under review for approval in Europe by the EMEA. The FDA has established April 2006 as its target timeframe to complete its review of the Surfaxin New Drug Application. Additionally, Discovery is conducting a Phase 2 clinical trial of Surfaxin for the prevention of Chronic Lung Disease in premature infants, a Phase 2 clinical trial of its SRT to address Acute Respiratory Distress Syndrome in adults, and is preparing to conduct multiple Phase 2 pilot studies of Aerosurf ™, aerosolized SRT for the treatment of neonatal respiratory failure.

Conference Call Details
Discovery Labs will hold a conference call Wednesday, January 4, 2006 at 10:00 AM EST to further discuss in greater detail the foregoing. The call in number is 866-332-5218. The international call in number is 706-679-3237. This audio webcast will be available to shareholders and interested parties through a live broadcast on the Internet at http://audioevent.mshow.com/2825631 and www.discoverylabs.com. It is recommended that participants log onto one of these sites at least 15 minutes prior to the call. The Internet broadcast will be available for up to 30 days after the call at both website addresses. The replay number to hear the conference call is 800-642-1687 or 706-645-9291. The passcode is 3819377.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing its proprietary surfactant technology as Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Lab’s technology produces a precision-engineered surfactant that is designed to closely mimic the essential properties of natural human lung surfactant. Discovery Labs believes that through its technology, pulmonary surfactants have the potential, for the first time, to address respiratory diseases where there are few or no approved therapies available.

Discovery Lab’s SRT pipeline is initially focused on the most significant respiratory conditions prevalent in the neonatal intensive care unit. The Company’s lead product, Surfaxin®, for the prevention of Respiratory Distress Syndrome (RDS) in premature infants, has received an Approvable Letter from the FDA and is under review for approval in Europe by the EMEA. Surfaxin is also being developed for the prevention and treatment of Chronic Lung Disease (CLD) in premature infants. Discovery Labs is preparing to conduct multiple Phase 2 pilot studies with Aerosurf™, aerosolized SRT administered through nasal continuous positive airway pressure (nCPAP), for the treatment of neonatal respiratory failure.

To address the various respiratory conditions affecting pediatric, young adult and adult patients in the critical care and other hospital settings, Discovery Labs is conducting a Phase 2 clinical trial to address Acute Respiratory Distress Syndrome (ARDS) in adults, and is also developing aerosol formulations of SRT to address Acute Lung Injury (ALI), asthma, COPD, and other respiratory conditions.

For more information, please visit our corporate website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of Discovery’s product development, events conditioned on stockholder or other approval, or otherwise as to future events, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect Discovery’s actual results and could cause results to differ from those contained in these forward-looking statements are the risk that financial conditions may change, risks relating to the progress of Discovery’s research and development, the risk that Discovery will not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for aerosol and Surfactant Replacement Therapies), risk that Discovery will not be able to develop a successful sales and marketing organization in a timely manner, if at all, risk that Discovery’s internal sales and marketing organization will not succeed in developing market awareness of Discovery’s products, risk that Discovery’s internal sales and marketing organization will not be able to attract or maintain qualified personnel, risk of delay in the FDA’s or other health regulatory authorities’ approval of any applications filed by Discovery, risks that any such regulatory authority will not approve the marketing and sale of a drug product even after acceptance of an application filed by Discovery for any such drug product, risks relating to the ability of Discovery’s third party contract manufacturers and development partners to provide Discovery with adequate supplies of drug substance, drug products and expertise for completion of any of Discovery’s clinical studies, risks relating to drug manufacturing by Discovery, risks relating to the integration of manufacturing operations into Discovery’s existing operations, other risks relating to the lack of adequate supplies of drug substance and drug product for completion of any of Discovery’s clinical studies, risks relating to the ability of the Company and its collaborators to develop and successfully commercialize products that will combine our drug products with innovative aerosolization technologies, risks relating to the significant, time-consuming and costly research, development, pre-clinical studies, clinical testing and regulatory approval for any products that we may develop independently or in connection with our collaboration arrangements, and risks relating to the development of competing therapies and/or technologies by other companies. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Those associated risks and others are further described in Discovery’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contacts:

John G. Cooper, EVP and CFO
215-488-9490

Lisa Caperelli, Manager, Investor Relations
215-488-9413